     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2000
================================================================================
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   FORTEL INC.
             (Exact name of Registrant as specified in its charter)
                          (formerly Zitel Corporation)


          CALIFORNIA                             7372                            94-2566313
(State or other jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer Identification
incorporation or organization)        Classification Code Number)                 Number)


                 46832 LAKEVIEW BLVD., FREMONT, CALIFORNIA 94538

                                 (510) 440-9600

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------
                     ANNA M. MCCANN, CHIEF FINANCIAL OFFICER
                 46832 LAKEVIEW BLVD., FREMONT, CALIFORNIA 94538
                                 (510) 440-9600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------
                                   COPIES TO:

                    JOHN L. CARDOZA, ESQ., COOLEY GODWARD LLP

            ONE MARITIME PLAZA #2000, SAN FRANCISCO, CALIFORNIA 94111

                                 (415) 693-2000

                                 ---------------
                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: As soon as practicable after
                 this Registration Statement becomes effective.

                                 ---------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                 ---------------
                         CALCULATION OF REGISTRATION FEE

================================= ---------------- ---------------------------- ----------------------------- -------------------
       TITLE OF EACH CLASS OF      AMOUNT TO BE     PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
    SECURITIES TO BE REGISTERED     REGISTERED         PRICE PER SHARE (1)           OFFERING PRICE (1)        REGISTRATION FEE

================================= ================ ============================ ============================= ===================
Common Stock (2)                        5,341,126              $1 3/4                             $9,346,971              $2,468
          TOTAL
================================= ================ ============================ ============================= ===================

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq SmallCap Market System on August 8, 2000.

(2) In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable with respect thereto, as such number may be adjusted as a result of stock splits and stock dividends in accordance with Rule 416.

----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                                5,341,126 SHARES

                                   FORTEL INC.

                               -------------------

                                  COMMON STOCK

                               -------------------

         The selling securityholders identified in this Prospectus are selling up to 2,191,781 shares purchased directly from the company and up to an additional 3,149,345 shares issuable upon exercise of repricing warrants relating to the purchased shares. These shares may be offered from time to time by the selling securityholders through public or private transactions, on or off The Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. The selling securityholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

         Our common stock is currently traded on The Nasdaq SmallCap Market under the symbol "FRTL." On August __, 2000, the last reported sales price of a share of FORTEL common stock on The Nasdaq SmallCap Market was $___ per share.

                               -------------------

 INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 2 OF THIS PROSPECTUS.

                               -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ____________, 2000.

         THIS PROSPECTUS IS A PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE CAN YOU FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.
                                                             ------------------

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934:

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by FORTEL Inc. with the SEC pursuant to the Securities Exchange Act of 1934 are by this reference incorporated in and made a part of this Prospectus:

(1) The Proxy Statement filed on January 28, 2000, including all matters incorporated by reference therein;

(2) The Amendment to the Annual Report on Form 10-K for the fiscal year ended September 30, 1999, filed December 30, 1999 on Form 10-K/A.

(3) The Quarterly Reports on Form 10-Q filed February 11, 2000, April 25, 2000 and August 10, 2000.

(4)      Current Report on Form 8-K filed June 29, 2000.

(5)      Current Report on Form 8-K filed July 27, 2000.


                                       1.

                                   THE COMPANY

         FORTEL Inc. (formerly Zitel Corporation) was incorporated in California in 1979. Our executive offices are located at 46832 Lakeview Blvd., Fremont, California 94538, and our telephone number is (510) 440-9600.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the Selling Securityholders.

                                 DIVIDEND POLICY

         We have never paid cash dividends. The Company's Board of Directors currently intends to retain any earnings for use in our business and does not anticipate paying any cash dividends in the foreseeable future.

         AN INVESTMENT IN FORTEL INVOLVES A HIGH DEGREE OF RISK. THE RISK FACTORS SET FORTH BELOW SHOULD BE CONSIDERED CAREFULLY BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

                                  RISK FACTORS

RECENT LEVELS OF NET SALES HAVE BEEN INSUFFICIENT TO PRODUCE OPERATING PROFITS

         In recent years, we have not generated net sales sufficient to produce an operating profit and have relied on a stream of royalty payments under an agreement with IBM and significant financings to support our activities. In April 1998, Zitel and IBM entered into an agreement whereby IBM stopped paying royalties to us in exchange for a lump sum payment amounting to $740,000. We sustained substantial operating losses and net losses in fiscal 1997, fiscal 1998, fiscal 1999 and the first nine months of fiscal 2000. We must generate substantial additional net sales and gross margins on our products and services and must continue to successfully implement programs to manage cost and expense levels in order to remain a viable operating entity. There can be no assurance that we can achieve these objectives.

WE HAVE REPORTED SIGNIFICANT LOSSES

         For the three quarters of fiscal 2000 we reported a net loss of $3,931,000. During our 1999 fiscal year, we reported a net loss of $13,103,000. We reported a net loss of $43,205,000 in fiscal 1998. We reported a net loss of $17,501,000 in fiscal 1997.

         While we have taken a number of steps to attempt to return to profitability, there is no assurance that we will be successful. A significant portion of the losses through fiscal 1999 were caused by the operations of our former storage systems business unit and the writeoff of our investment in and advances to MatriDigm Corporation. In July 1998, we sold the storage systems business unit. At September 30, 1999, we had written off all of our investments in and advances to MatriDigm Corporation, which filed for Chapter Seven bankruptcy in October 1999. We were successful in subleasing our Fremont headquarters and, in April 2000, moved to smaller less costly premises. We are also taking other actions to reduce our costs in an effort to bring costs into line with anticipated revenues. There can be no assurance that we will be successful in this effort and remain a viable operating entity.

WE HAVE EXPERIENCED FLUCTUATIONS IN QUARTERLY RESULTS

         Our quarterly operating results have in the past varied and may in the future vary significantly depending on a number of factors, including:

         - The level of competition, size, timing, cancellation or rescheduling of significant orders;

         -        Market acceptance of new products and product enhancements;

         -        New product announcements or introductions by our competitors;

         - Deferrals of customer orders in anticipation of new products or product enhancements;

                                       2.

         -        Changes in pricing by us or our competitors;

         - Our ability to develop, introduce and market new products and product enhancements on a timely basis;

         -        Our success in expanding our sales and marketing programs;

         -        Technological changes in the market for our products;

         -        Product mix and the mix of sales among our sales channels;

         -        Levels of expenditures on research and development;

         -        Changes in our strategy and personnel changes;

         -        General economic trends and other factors.

         Due to all of the foregoing factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indicator of future performance. It is possible that in some future quarter our operating results may be below the expectations of public market analysts and investors.

OUR STOCK PRICE HAS BEEN VOLATILE

         The price of our common stock during fiscal year 1999 ranged from the low closing bid price of 1-7/32 to the high closing bid price of 6 15/32. During the period October 1, 1999, through August 3, 2000, the closing bid prices ranged between a low of 21/32 and a high of 6 5/8.

THE MARKET FOR SYSTEMS MANAGEMENT TOOLS IS INTENSELY COMPETITIVE

         The market for system management tools in which we compete is intensely competitive. Many of the companies with which we compete, such as TeamQuest Corporation, Computer Associates International, Inc., Hewlett-Packard Company and BMC Software, Inc., have sold systems to many more customers and have greater financial resources than we do. There can be no assurance that our competitors will not develop products comparable or superior to those developed by us or adapt more quickly than we do to new technologies, evolving industry standards, new product introductions, or changing customer requirements.

RAPID TECHNOLOGICAL CHANGE COULD RENDER OUR EXISTING PRODUCTS AND SERVICES OBSOLETE

         The markets in which we operate are characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and/or the emergence of new industry standards could render our existing products and services obsolete and unmarketable. Our future success will depend upon our ability to develop and introduce new products and services on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. There can be no assurance that we will be successful in developing and marketing products or services that respond to technological changes or evolving industry standards, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or services, or that our new products or services will adequately meet the requirements of the marketplace and achieve market acceptance. If we are unable, for technological or other reasons, to develop and introduce new products or services in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition will be harmed.

PRODUCT LIABILITY COULD HURT US IF LIABILITY LIMITATIONS ARE NOT EFFECTIVE

         Our agreements with our customers typically contain provisions intended to limit our exposure to potential product liability claims. It is possible that the limitation of liability provisions contained in our agreements may not be effective. Although we have not received any product liability claims to date, the sale and support of products and the incorporation of products from other companies may entail the risk of such claims. A successful product liability claim against us could harm our business.


                                       3.

OUR SUCCESS DEPENDS ON PROPRIETARY TECHNOLOGY

         Our success depends significantly upon our proprietary technology. We currently rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We are registering our FORTEL and Sightline trademarks and will continue to evaluate the registration of additional trademarks as appropriate. We generally enter into confidentiality agreements with our employees and with key vendors and suppliers. We currently hold a United States patent on one of our software technologies. There can be no assurance that this patent will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not impair our ability to do business. We believe that the rapidly changing technology in the computer industry makes our success depend more on the technical competence and creative skills of our personnel than on patents.

         There has also been substantial litigation in the computer industry regarding intellectual property rights, and litigation may be necessary to protect our proprietary technology. We have not received significant claims that we are infringing third parties' intellectual property rights, but there can be no assurance that third parties will not in the future claim infringement by us with respect to current or future products, trademarks or other proprietary rights.

         We expect that companies in our markets will increasingly be subject to infringement claims as the number of products and competitors in our target markets grows. Any such claims or litigation may be time-consuming and costly, cause product shipment delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could have a harm on our business. Despite our efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products or design around patents issued to us or our other intellectual property rights.

INTERNATIONAL SALES AND OPERATIONS INVOLVE RISKS NOT EXPERIENCED IN DOMESTIC OPERATIONS

         Sales to customers outside the United States have accounted for significant portions of our net sales, and we expect that our companies located in the United Kingdom, The Netherlands, Germany, Switzerland and France respectively, will result in international sales representing an increasingly significant portion of our net sales. International sales pose certain risks not faced by companies that limit themselves to domestic sales. Fluctuations in the value of foreign currencies relative to the U.S. dollar, for example, could make our products less price competitive. If in the future we denominate any of our sales in foreign currencies, this could result in losses from foreign currency transactions. International sales also could be harmed by factors beyond our control, including the imposition of government controls, export license requirements, restrictions on technology exports, changes in tariffs and taxes and general economic and political conditions. The laws of some countries do not protect our intellectual property rights to the same extent as the laws of the United States. We do not believe these additional risks are significant in the United Kingdom, The Netherlands, Germany, Switzerland or France.

LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS

         Our future performance depends in significant part upon the continued service of our key technical and senior management personnel. We provide incentives such as salary, benefits and option grants (which are typically subject to vesting over four years) to attract and retain qualified employees. The loss of the services of one or more of our officers or other key employees could harm our business. Our future success also depends on our continuing ability to attract and retain highly qualified technical and management personnel. Competition for such personnel is intense, and there can be no assurance that we can retain our key technical and management employees or that we can attract, assimilate and retain other highly qualified technical and management personnel in the future.

         We believe there is significant competition for the few software development professionals with the advanced technological skills necessary to perform the services offered by our business. Our ability to maintain or renew existing relationships and obtain new business depends, in large part, on our ability to hire and retain technical personnel. An inability to hire such additional qualified personnel could impair our ability to manage and complete our existing projects and to bid for and obtain new projects.

                                       4.

ANTI-TAKEOVER PROVISIONS COULD DISCOURAGE TENDER OFFER OR TAKEOVER ATTEMPTS, INCLUDING THOSE THAT MIGHT RESULT IN A PREMIUM OVER MARKET PRICE

         Certain provisions of our Articles of Incorporation, as amended and restated, and Bylaws, as amended, California law and our indemnification agreements with our officers and directors may be deemed to have an anti-takeover effect. Such provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder's best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

         Our Board of Directors may issue additional shares of common stock or establish one or more classes or series of Preferred Stock, having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as determined by the Board of Directors without stockholder approval.

         Our Board of Directors has approved the adoption of a Preferred Share Purchase Rights Plan (the "Rights Plan"). Terms of the Rights Plan provide for a dividend distribution of one preferred share purchase right for each outstanding share of our common stock. Each purchase right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $69.50 per one one-hundredth of a preferred share, subject to adjustment, and a redemption price of $.01 per purchase right. Each one one-hundredth of a share of preferred stock has designations and the powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a common share.

         The purchase rights are not exercisable until the earlier to occur of
(i) 10 days following a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding common stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity acquires 15% or more of our outstanding common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock.

         The purchase rights have certain anti-takeover effects, as they would cause substantial dilution to a person or group that attempted to acquire us on terms not approved by our Board of Directors. The purchase rights should not interfere with any merger or other business combination approved by the Board of Directors, since the purchase rights may be redeemed at $.01 per purchase right prior to the earliest of (i) the twentieth day following the time that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock (unless extended for one or more 10 day periods by the Board of Directors), (ii) a change of control, or (iii) the final expiration date of the purchase rights.

                                       5.

                             PLACEMENT OF SECURITIES

         On July 18, 2000, pursuant to a securities purchase agreement we sold 2,191,781 shares of our common stock to the selling stockholders named in this prospectus for a gross sales price of $5,000,000. In connection with the sale, the selling stockholders also acquired repricing warrants exercisable for shares of our common stock. This prospectus covers the 2,191,781 shares of our common stock sold to the selling stockholders and up to 3,149,345 shares issuable upon exercise of the repricing warrants.

         The selling stockholders received a repricing warrant for each share of common stock purchased which expire after eighteen months and terminate (1) upon disposition of the related shares of common stock by the selling stockholders, and (2) after the per share closing bid price of the common stock has been equal to or greater than $4.5625 for twenty two consecutive trading days following the effective date of this registration statement.

         The repricing warrants may be exercised at a price of $.001 per share on any day on which the average of the two lowest closing bid prices of the common stock, on the ten trading days prior to the exercise date is lower than $2.7375 per share. The number of shares issuable upon each exercise is equal to
(a) the number of shares as to which the warrant has been exercised multiplied by (b) the difference between $2.7375 and such lower average price divided by such lower average price.

         We also entered into a registration rights agreement with the purchasers under which we agreed to register for resale under the Securities Act of 1933, as amended, the shares of common stock sold on July 18, 2000 and any shares which may be issued upon exercise of the repricing warrants.

         The foregoing constitutes only a summary of certain of the terms of the securities purchase agreement, registration rights agreement and repricing warrants, copies of which are attached as exhibits to our report on Form 8-K filed July 27, 2000. Readers are urged to review those exhibits for the full terms and conditions of those agreements.

                                    BUSINESS

We are an information technology company specializing in real-time analysis and correlation of heterogeneous information for end-to-end eBusiness service level assurance. We employ our core competencies as a software products and services business.. The software aggregates information from the end-to-end components of an eBusiness application including networks, web servers, data bases, applications, transaction systems and other business process flows, even data feeds from third party tools or external eBusiness partners. The software enables a user to treat the information as a single critical path, enabling the management and control of all the components as a single business process and viewing the information end-to-end, discovering the true-cause of any service level trend, whether it is within the users domain of control or not.

We were organized in 1979 to develop, market and sell semiconductor memory systems. We subsequently developed memory algorithms, which we incorporated in high performance data storage systems developed, marketed and sold by our data storage business. With the acquisition, in June 1997, of the business of Datametrics Systems Corporation, we commenced the transition to an information technology company. This transition was completed in July 1998, when we sold our data storage business.

                                     GENERAL

We develop, market and support a wide range of eBusiness management software in a form used for real-time analysis and correlations of heterogeneous information for end-to-end eBusiness service level assurance. We market a family of Sightline software products utilized for service level assurance that automatically alerts, analyzes, correlates, investigates and reports on the critical paths of an eBusiness' applications. The software aggregates information from the end-to-end components of an eBusiness application including networks, web servers, data bases, applications, transaction systems and other business process flows, even data feeds from third party tools or external eBusiness partners. In addition, our business includes a group of service level assurance professionals to implement the software to maximize the service level assurance capability of the software and a training business to assist customers with their software training needs. Products are sold through a direct sales force in the United States and Europe, and through value added resellers, distributors and original equipment manufacturers worldwide. We provide both direct and indirect customer maintenance and support for our software products.


                                       6.

                              PRODUCTS AND SERVICES

SOFTWARE PRODUCTS

Our flagship product family is SightLine. SightLine was developed to deal with the complexities inherent in assuring a smooth and trouble-free eBusiness operations across heterogeneous multi-tiered applications. Through powerful, end-to-end, analysis and correlation capabilities, SightLine identifies information flows and critical paths, helping managers predict and address trouble spots before problems turn into crises. The Sightline family of software products aggregate information from the end-to-end components of an eBusiness application including networks, web servers, data bases, applications, transaction systems and other business process flows, even data feeds from third party tools or external eBusiness partners. SightLine product family is based on analysis and correlation software that has been applied and tuned for more than ten years in the systems management performance arena. Sightline operates in systems running Compaq, OpenVMS, Unisys 2200, Unisys A Series, Windows NT and many UNIX platforms including Sun, HP, IBM, Siemans, and Sequent. It also gathers information from routers, storage devices and operates in SAN environments. The primary components of the SightLine family are as follows:

SIGHTLINE EXPERT ADVISOR analyzes and correlates large amounts of heterogeneous information in real-time. Advisor's progressive analysis and correlation capabilities highlight critical relationships among IT components, and identify previously unknown indicators that can impact an eBusiness environment. Progressive correlation features also provide true cause and impact analysis, recommend and/or take corrective actions and alert to critical service level trends, before impacts are felt. Progressive discovery can be applied to any set of indicators for more in-depth analysis and trending. Advisor's analysis can be applied to real-time as well as historical information for strategic planning and forecasting.

SIGHTLINE VISION provides diverse views of eBusiness service levels, based on the specific needs of the user. eBusiness summary views, showing simple service level status, are available for eBusiness management. More in-depth views are provided for IT executives, who may desire to monitor individual tier or component status. In-depth views for individual components and services are offered for technical level management. All views are easily customizable and are provided via web-based interfaces and management consoles.

SIGHTLINE AGENTS monitor the critical service level indicators of a specific eBusiness component. Three types of agents are provided to meet different needs. Power Agents provide in-depth monitoring of a wide range of indicators and are designed for situations where in-depth analysis or historical trending may be required. Summary Agents provide monitoring of critical indicators, and are designed for use where snapshot "health" analysis is desired. Interface Agents integrate with 3rd party monitoring tools or applications, protecting current IT investment by collecting information from current tools and consolidating it with SightLine-gathered information. 3rd party information is analyzed and correlated transparently through the SightLine Expert Advisor.

SIGHTLINE SDK enables organizations to create Interface Agents quickly for proprietary applications or management tools.

We have created a number of SightLine solution packages, designed for specific eBusiness environments. Enterprise packages are focused on larger, more complex eBusiness deployments. Quickstart packages provide the ability to quickly leverage SightLine for service level assurance in small, highly-defined applications. All of the solution packages can be easily extended and customized.

ENTERPRISE PACKAGES

SIGHTLINE ENTERPRISE CP (Critical Path) is a bundled software and services solution designed to assure service levels of a multi-tier enterprise eBusiness application. With Enterprise CP, eBusiness managers will benefit from the immediate identification of eBusiness critical paths and service flows, and the deployment of an ongoing service level assurance plan. The package includes a suite of SightLine components, Expert Advisors, Visions, Power, Interface and Summary Agents, configured for an enterprise class eBusiness application. Also included are Assurance Expert services for initial service level assurance deployment and planning, and quarterly expert consultations to ensure continuing benefits.

SIGHTLINE ENTERPRISE WEBNET is a bundled software and services solution designed to assure service levels of a large web server and services deployment. WebNet is an ideal solution for Internet Service Providers and Application Service Providers. WebNet provides the service level assurance to optimize web and network services including mail, file transfer, web server performance and network performance, while correlating service level relationships between various web services offerings within the server farm. The package includes a suite of SightLine components, Expert Advisor, Vision, Web and network Summary Agents, configured for commercial


                                       7.

web service providers. Also included are Assurance Expert services for initial deployment and tuning, and quarterly expert consultations to ensure continuing benefits.

QUICKSTART PACKAGES

The Quickstart packages provide real-time measurement of eBusiness service levels, while identifying the true cause of current or potential service level degradation. Unlike traditional systems management products, which may take months to deploy, SightLine Quickstart packages make it possible for eBusinesses to quickly and inexpensively assure the end-to-end service levels of their offerings.

SIGHTLINE WEBHOST is designed for web hosting services. It provides an immediate integrated view of the service levels being delivered by the web hosting and network environment. Key service level indicators are pre-configured within the package, for automated correlation and true cause/discovery. Automated corrective actions and rules for service level assurance within hosting environments are also included.

SIGHTLINE STOREFRONT is designed for in-house and hosted storefront environments. It snapshots a typical commerce period, and immediately creates an edge-to-edge view of the critical flows comprising storefront delivery. Service levels across the distributed environment, including network, web servers and product information repositories are analyzed and recommendations created for optimization of the storefront infrastructure. Key service level indicators are pre-configured and monitored for automated correlation and service level analysis.

SIGHTLINE B-TO-B is designed for business-to-business ecommerce environments. It provides the ability to assure service levels of an eBusiness comprised of "back office" components, as well as external information feeds. SightLine B-to-B consolidates the service levels delivered by both internal and external application components, highlighting relationships and potential service level impacts created by external dependencies. Key relationships and external indicators are analyzed and information provided for external vendor and partner management.

                          -----------------------------

We also market some software products over the Web. Two such products, VisualRoute and VisualRoute Server are Java based tools providing the functionality of the common Internet tools, "ping", "whois" and "traceroute" in an integrated fashion. VisualRoute provides a simple, graphical tool to determine precisely where and how the traffic is flowing between a server and the client trying to access it, providing a geographical map of the route and the performance of each portion of the route. VisualRoute can be installed on a client PC to determine connectivity and connection performance between that PC and any server on the Internet. VisualRoute Server, the enterprise version of VisualRoute, enables Web Master and ISP's to provide this capability to any client that has a Java-enabled Web browser. VisualPulse, another software product marketed over the Web, enables monitoring of specific websites, servers, and network nodes anywhere over the Internet, across a corporate Intranet or Extranet or any combination of these, visually providing realtime and historical reports on network latency and packet loss. VisualPulse is a server-based ping engine and reporting tool designed for network administrators, web-hosting companies, Applications Service Providers (ASPs), and Internet Service Providers
(ISPs) who need a fast, visual way to see how their service offering is running, and where problems occur. VisualPulse can be integrated with the VisualRoute Server product, instantly providing visual traceroute information to the servers or sites being monitored.

We also have a cadre of service level assurance professionals who assist in the installation of Sightline products. More specifically they perform impact analysis studies, capacity planning analysis, service level planning and tuning, remote expert services, education services, integration services and provide service level assurance for our clients on an out sourced basis. Our professionals work with clients to provide the skills and knowledge for deployment and maintenance of SightLine products throughout their enterprise. .

We have begun the "end of life" phase for our ViewPoint product family and will cease to actively sell the products after September, 2000. We will support the ViewPoint products until May, 2002. The ViewPoint family of products are multi-platform performance management and analysis products for the entire enterprise that automatically monitors, analyses and correlates thousands of performance metrics simultaneously and at a very high speed. ViewPoint also provides trend analysis, simulation analysis and "what if" analysis for capacity planning.


                                       8.

                                    MARKETING

We sell our software products through a direct sales force in the United States and Europe and through value added resellers, distributors and original equipment manufacturers worldwide. We provide direct and indirect customer maintenance and support for our software products.

                                    EMPLOYEES

At June 30, 2000, we employed 149 persons on a full-time basis: 32 in research and development, 21 in professional services, 16 in operations, 49 in sales and marketing, and 31 in general management and administration.

We believe that our further success will depend, in part, on our ability to attract and retain qualified employees, who are in great demand. None of our employees are represented by a labor union and we believe that our employee relations are good.

                                       9.

                             SELLING SECURITYHOLDERS

         The following table sets forth the names of the selling securityholders, the number of shares of common stock owned by each selling securityholder prior to this offering, the number of shares of common stock being offered for the account of each selling securityholder and the number of shares of common stock to be owned by each selling securityholder after completion of this offering. This information is based upon information provided by the selling securityholders if all of the shares are sold and no other shares are acquired. Because the selling securityholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling securityholders after such offering can be provided.

                                                     SHARES BENEFICIALLY             SHARES BEING           SHARES BENEFICIALLY
          SELLING SECURITYHOLDER (1)               OWNED PRIOR TO OFFERING             OFFERED           OWNED AFTER OFFERING (2)
          -----------------------                  ------------------------            --------          ---------------------
Deephaven Private Placement Trading Ltd.               3,738,789(3)                   3,738,749(3)                   0

Harp Investors LLC                                     1,602,337(4)                   1,602,337(4)                   0
                                                      ----------                     ----------                      -
         Total                                         5,341,126                      5,341,126                      0


         Deephaven Private Placement Trading Ltd. is a private investment fund that is owned by all of its investors and managed by Deephaven Capital Management LLC. Deephaven Capital Management LLC has voting and investment control over the shares listed above owned by Deephaven Private Placement Trading Ltd. Deephaven Capital Management LLC is an indirect subsidiary of Knight Trading Group, Inc. Deephaven Private Placement Trading Ltd. has represented to us that it acquired our securities listed above in the ordinary course of business, and that it did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities at the time that the securities being registered were acquired.

         Harp Investors LLC is a private investment fund that is owned by its investors and managed by WEC Asset management LLC. WEC Asset Management LLC has voting and investment control over the shares owned by Harp Investors LLC. Messrs. Ethan Benovitz, Jaime Hartman, Mark Nordlicht and Daniel Saks are the managing members and controlling persons of Harp Investors LLC. Harp Investors LLC has represented to us that it did not have any agreement or understanding , directly of indirectly, with any person to distribute the securities at the time the securities being registered were acquired.

-------------

(1) None of the selling securityholders has, or within the past three years has had, any position, office, or other material relationship with FORTEL or any of its predecessors and affiliates.

(2) Assumes the sale of all shares offered hereby. We have agreed to pay all reasonable fees and expenses incident to the filing of this offering.

(3) Includes 1,534,247shares purchased by Deephaven Private Placement Trading Ltd. on July 18, 2000 and up to 2,204,542 shares which may be issued upon exercise of repricing warrants.

(4) Includes 657,534 shares purchased by Harp Investors LLC on July 18, 2000 and up to 944,803 shares which may be issued upon exercise of repricing warrants.


                                       10.

                              PLAN OF DISTRIBUTION

         The selling securityholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

         - Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         - Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         - Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         - An exchange distribution in accordance with the rules of the applicable exchange;
         -        Privately negotiated transactions;
         -        Short sales;
         - Broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
         -        A combination of any such methods of sale; and
         -        Any other method permitted pursuant to applicable law.

         The selling securityholders may also sell shared under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling securityholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling securityholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling securityholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.

         Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling securityholders. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                       11.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, San Francisco, California.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended September 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                       12.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FORTEL. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                         PAGE
                                                         ----


WHERE YOU CAN FIND MORE INFORMATION                          1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE              1
THE COMPANY                                                  2
USE OF PROCEEDS                                              2
DIVIDEND POLICY                                              2
RISK FACTORS                                                 2
PLACEMENT OF SECURITIES                                      6
BUSINESS                                                     6
SELLING SECURITYHOLDERS                                     10
PLAN OF DISTRIBUTION                                        11
LEGAL MATTERS                                               12
EXPERTS                                                     12

================================================================================
================================================================================
                                5,341,126 SHARES



                                   FORTEL INC.



                                  COMMON STOCK



                                   PROSPECTUS

                                 ________, 2000



================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee. None of these expenses will be paid by the Selling Securityholders.



         SEC Registration Fee..............................      $  2,468
         Printing and Engraving Expenses...................         5,000
         Legal Fees and Expenses...........................         8,500
         Accounting Fees and Expenses......................         3,500
         Blue Sky Fees and Expenses........................         1,532
                                                                    -----

         Total.............................................       $20,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Amended and Restated Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by California law and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary. Pursuant to California law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER    DESCRIPTION

5.1       Opinion of Cooley Godward LLP.
23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2      Consent of Cooley Godward LLP.  Reference is made to 5.1.
24.1      Power of Attorney (included on signature page II-3).

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. PROVIDED, HOWEVER, the foregoing undertaking shall not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant


                                       II-1.

         pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                       II-2.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California, on August 11, 2000.

                                    FORTEL Inc.

                                    By     s/ Asa W. Lanum
                                       -----------------------------------------
                                           Asa W. Lanum
                                           President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Asa W. Lanum and Anna M. McCann, or either of them, his attorneys-in-fact, and agents each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                           TITLE                                                        DATE

 s/ Asa W. Lanum                    President, Chief Executive                               August 11, 2000
---------------------------         Officer and Director
Asa W. Lanum                        (PRINCIPAL EXECUTIVE OFFICER)

 s/ Anna M. Mccann                  Vice President, Finance and Administration,              August 11, 2000
---------------------------         Secretary and Chief Financial Officer
Anna M. McCann                      (PRINCIPAL ACCOUNTING OFFICER)

 s/ William R. Lonergan             Chairman of the Board of Directors                       August 11, 2000
---------------------------
William R. Lonergan

 s/ Tsvi Gal                        Director                                                 August 11, 2000
---------------------------
Tsvi Gal

 s/ Raman Khanna                    Director                                                 August 11, 2000
---------------------------
Raman Khanna

 s/ Jack H. King                    Director                                                 August 11, 2000
---------------------------
Jack H. King

                                    Director
---------------------------
Philip J. Koen

 s/ William M. Regitz               Director                                                 August 11, 2000
---------------------------
William M. Regitz

 s/ Edward F. Thompson              Director                                                 August 11, 2000
---------------------------
Edward F. Thompson



                                       II-3.